                                                                    EXHIBIT 5.01


                   [Letterhead of Gibson, Dunn & Crutcher LLP]





                                November 13, 2001





Salem Communications Holding Corporation                            C80253-00052
Each of the Guarantors
(as defined below)

        Re:    Exchange of 9% Series B Senior Subordinated Notes Due 2011

Ladies and Gentlemen:

        We have acted as counsel for Salem Communications Holding Corporation, a Delaware corporation (the "Issuer"), Salem Communications Corporation, a Delaware corporation and the sole stockholder of the Issuer (the "Parent"), and the Parent's subsidiaries that have executed the Guarantees (as hereinafter defined) (collectively, including Parent, the "Guarantors") (the Issuer and the Guarantors are collectively referred to herein as the "Registrants"), in connection with the proposed offer by the Issuer (the "Exchange Offer") to exchange up to $150,000,000 aggregate principal amount of 9% Series B Senior Subordinated Notes Due 2011 (the "Exchange Notes") of the Issuer for a like aggregate principal amount of privately placed 9% Series B Senior Subordinated Notes Due 2011 (the "Old Notes"). The Exchange Notes will be guaranteed pursuant to the terms of the Indenture (as defined below) and the notation thereof endorsed on the Exchange Notes on a senior subordinated basis by the Guarantors (the "Guarantees"). The Exchange Notes will be issued pursuant to an Indenture, dated as of June 25, 2001 (the "Indenture"), among the Issuer, the Guarantors and The Bank of New York, as trustee.

        As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-69122), as amended, filed by the Registrants with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended, the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, and (iii) the form of the Exchange Notes to be issued pursuant to the Indenture. The Exchange Notes, which Exchange Notes contain the Guarantees, and the Indenture are sometimes referred to herein collectively as the "Note Documents." We have also examined the proceedings and other actions taken by the Issuer and the Guarantors in connection with the authorization, execution and delivery of the Indenture and the issuance of the Exchange Notes and the Guarantees thereunder. We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates,

Salem Communications Holding Corporation
November 13, 2001
Page 2



instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

        In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine, all individuals executing such documents (including, without limitation, individuals executing the Note Documents in the name of and on the behalf of the Registrants) had all requisite legal capacity and competency, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

        Based upon the foregoing, and in reliance thereon, and subject to receipt by the Issuer and the Guarantors from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

        1. The Exchange Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated in accordance with the provisions of the Indenture, will be legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

        2. The Guarantee of each Guarantor, when issued and delivered in connection with the exchange of the Old Notes in the manner described in the Registration Statement and when the Exchange Notes and such Guarantee have been executed and, in the case of the Exchange Notes, authenticated, in accordance with the provisions of the Indenture, will be the legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

        A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

        B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

Salem Communications Holding Corporation
November 13, 2001
Page 3



        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Gibson, Dunn & Crutcher LLP

                                            GIBSON, DUNN & CRUTCHER LLP